EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES ACQUISITION OF WOODPLAY

Wabash, IN (March 1, 2006) -- Escalade, Inc. (ESCA), announced that it has purchased substantially all of the assets of Family Industries, Inc., a manufacturer of premium residential play systems sold under the Woodplay(R) brand. This acquisition was effected through the Company's wholly owned subsidiary Escalade Sports. Commonly called swing-sets and slide towers, the Woodplay product is distinguished in the play systems market by its unique high quality 100% Red Wood, decay resistant product and recognized for its superior quality, safety, value and innovation.

"The Woodplay brand adds additional product depth to the Company's premium product offerings in the wooden play systems market" stated Jim Allshouse, President of Escalade Sports. "Together with ChildLife(R) which was acquired early last year, our dealers now have an exciting and unique array of products to offer in their residential customers." Escalade Sports will sell the Woodplay and ChildLife product through its nationwide network of dealers.

C. W. "Bill" Reed, President and CEO of Escalade, Inc. stated that "the acquisition of the Woodplay product line is an important part of our overall plan of customer diversification and customer additions, particularly in the specialty dealer channel. We expect this acquisition to add approximately $7 million in sales during 2006 and be accretive to earnings."

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 260/569-7208 or C.W. (Bill) Reed, President and CEO at 260/569-7233.


FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.


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